Schedule of Sales Commissions



                               Percent of Premium
                    Year 1               Years 2-7              Years 8+
            Commission  Override  Commission   Override  Commission   Override
Target        50.0%       0.0%       2.0%        1.0%       0.0%        0.0%
Excess         2.0%       0.0%       2.0%        1.0%       0.0%        0.0%
Increase      50.0%       0.0%       2.0%        1.0%       0.0%        0.0%

Additional compensation will be paid in the form of production bonuses as well as qualification for company benefit programs. Additional allowances for office expenses will be paid to the General Agent.

There is an asset based trail commission of 0.20% (0.15% to the Agent and 0.05% to the General Agent ) that is in years 2 and beyond.